EXHIBIT 99.1

Contact: Joseph F. Abely, President (781) 326-4700
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS FIRST QUARTER 2003 RESULTS

        Westwood, MA. May 7 — LoJack Corporation, (NASDAQ NMS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2003 was $27,742,000 compared to $27,400,000 for the same period a year ago. Net income increased to $964,000, or $.07 per diluted share, compared to $84,000, or $.01 per diluted share, for the first quarter a year ago.

        Domestic revenues for the first quarter were $22,641,000 compared to $23,515,000 for the same period a year ago primarily due to a decline in dealer new car sales. International revenues for the first quarter were $5,102,000, an increase of 31% compared to year ago revenues of $3,885,000. This increase was primarily attributable to additional product and component infrastructure sales to the company’s licensees in Argentina and Spain.

        Gross margin for both the domestic and international business for the first quarter was 49%. Domestic gross margin was unchanged from the same period a year ago, while international gross margin increased from 48% for the same period a year ago to 49%, largely due to increased license fees and increased royalties on the sale of products to LoJack licensees.

        Operating income increased to $1,554,000, from $80,000 in the same period a year ago. The overall increase in profitability reflects a decrease in operating expenses, primarily in sales and marketing.

        In announcing the results, Ronald J. Rossi, chairman, said, “Our domestic sales outpaced new vehicle sales despite a very difficult economic climate, uncertain geopolitical situation, and adverse winter weather in the Northeast. We are pleased with the results in our international markets, which represent a significant opportunity for continuing growth for the company. While we also are pleased with our profits in the first quarter, we expect to continue our trend of increased profitability during the remainder of this year through revenue growth and our efforts to increase productivity and achieve improved operating efficiencies. LoJack has continued to expand to new markets in the U.S. with the greater Seattle area of Washington becoming operational in April.”

        LoJack Corporation is the recognized world-leader in stolen vehicle recovery technology. In the U.S., its stolen vehicle recovery system, utilized by law enforcement agencies, has maintained more than a 90 percent successful recovery rate during the sixteen years it has been on the market. The LoJack System operates coast-to-coast in 21 states and the District of Columbia, representing the areas of the country with the greatest population density, and highest number of new vehicle sales and incidents of vehicle theft. In addition, LoJack is operated by law enforcement and security organizations in more than 26 international markets in Europe, Africa, Asia and the Western Hemisphere.

        To access the webcast of the company’s conference call to be held at 11:00 AM EDT, Wednesday, May 7, 2003 log onto: http://www.firstcallevents.com/service/ajwz380943778gf12.html. The webcast will be available until superseded by the next quarter's earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for the company’s future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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LoJack Corporation
Condensed Income Statement Data (Unaudited)
Dollars in thousands except per share amounts)

	Three Months Ended March 31,
	2003	2002

Revenues	$27,742	$27,400
Gross margin	13,686	13,400
Research & development	673	446
Sales & marketing	7,006	9,294
General, administrative and depreciation	4,453	3,580
Operating income	1,554	80
Pre-tax income	1,581	133
Net income	964	84
Diluted earnings per share	$.07	$.01
Weighted average diluted common
shares outstanding	14,742,306	14,738,483

LoJack Corporation
Balance Sheets
(Dollars in thousands)

	March 31, 2003 (Unaudited)	December 31, 2002
ASSETS

CURRENT ASSETS:
Cash	$ 1,389	$ 1,367
Accounts receivable, net	19,297	19,152
Inventories	7,552	7,965
Deferred taxes and other assets	3,810	5,752

Total current assets	32,048	34,236

PROPERTY AND EQUIPMENT, Net	14,974	13,404
Deferred taxes and other assets	6,719	7,363

TOTAL ASSETS	$53,741	$55,003

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of capital leases	$1,361	$1,504
Accounts payable	8,344	10,950
Accrued and other liabilities	1,984	1,393
Customer deposits	470	794
Deferred revenue	4,727	4,527
Accrued compensation	2,127	2,214

Total current liabilities	19,013	21,381

ACCRUED COMPENSATION AND OTHER LONG TERM LIABILITIES	443	508

DEFERRED REVENUE	12,187	11,682

CAPITAL LEASE OBLIGATIONS	766	1,064

TOTAL LIABILITIES	32,109	34,635

STOCKHOLDERS' EQUITY	21,332	20,368

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,741	$55,003

NOTE: The full text of this news release as well as current financial statements may be accessed on the Internet at: http://www.firstcallevents.com/service/ajwz380943778gf12.html or at www.lojack.com. Each quarter’s release is archived on the web site under LoJack Financial Information during the fiscal year. The company’s Annual Report, Form 10-Q and Form 10-K filings will also be available on its web site. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.